Exhibit 99.1

FOR IMMEDIATE RELEASE

American Finance Trust Provides Update on Acquisitions and Dispositions Closed during the Fourth Quarter

NEW YORK, January 7, 2019 /PRNewswire/– American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”), a real estate investment trust focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S., today said it closed on 29 properties leased to six tenants in the fourth quarter, representing approximately 182,000 square feet net leased at a weighted average going-in cap rate of 7.05%1 and a weighted average GAAP cap rate of 7.78%2 with a weighted average 13.5 year remaining lease term.3 AFIN also sold 19 properties in the fourth quarter for total gross proceeds of $46.4 million5, $15.5 million of which was used to repay related debt. Of the properties sold in the fourth quarter, 14 were sold without current leases in place for a total of approximately $5.4 million5. Five properties with current leases were sold for approximately $41.0 million5.

AFIN’s Chief Executive Officer Michael Weil commented, “Our fourth quarter activity concludes a successful year of executing on our investment strategy. We were able to acquire 29 properties totaling over $48.6 million4 consistent with the investment objectives we have set for our portfolio. Together with these acquisitions we are proud to have closed on 130 acquisitions during 2018 with a weighted average remaining lease term of 15.5 years3 at a weighted average GAAP cap rate of 8.14%2. We also remain opportunistic sellers, capturing what we believe are favorable cap rates for our dispositions and using a portion of the proceeds towards partially funding new acquisitions. Today we own a total of 626 properties which were acquired for almost $3.5 billion4. Our team continues to source and close acquisition and disposition opportunities that enhance AFIN’s diversification among tenants, geography, and property types.”

Acquisitions Closed During the Fourth Quarter

to $190 million with a weighted average GAAP cap rate of 8.3%2

Tenant	Location	Property Type	Number of Properties	Square Feet (000s)	Purchase Price[4]	Lease Term Remaining[3]
White Oak	Bonham, TX	Service Retail	1	4.1	$3.2	19.8
DaVita Dialysis	Houston, TX	Specialty Retail	1	9.5	$2.6	8.2
Pizza Hut	Multiple Locations	Service Retail	9	22.6	$10.0	14.8
Little Caesars	Multiple Locations	Service Retail	11	18.8	$9.3	20.0
Tractor Supply	Multiple Locations	Traditional Retail	4	78.7	$14.6	12.4
Caliber Collision	Multiple Locations	Service Retail	3	47.9	$8.9	12.8
Totals/Averages			29	181.6	$48.6	13.5

1 Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) by the purchase price of the property. The weighted-average going-in capitalization rate is based upon square feet.

2 GAAP capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-lined rental income that the property will generate under its existing lease. GAAP capitalization rate is calculated by dividing the annualized straight-lined rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted-average GAAP capitalization rate is based upon square feet.

3 The weighted-average remaining lease term is based on rentable square feet.

4 Represents the contract purchase price in $ millions and excludes capitalized acquisitions costs per GAAP.

5 Represents the contract sale price in $ millions and excludes closing related costs.

About American Finance Trust

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of AFIN’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on March 19, 2018 and subsequent Quarterly Reports on Form 10-Q. Further, forward-looking statements speak only as of the date they are made, and AFIN undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063